EMPLOYMENT AGREEMENT



                                 by and between



                      ENHANCE FINANCIAL SERVICES GROUP INC.


                                       and


                                 ARTHUR DUBROFF



                                  July 16, 1996

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this July 16, 1996, by and between ENHANCE FINANCIAL SERVICES GROUP INC., a New York corporation (the "Company"), and ARTHUR DUBROFF ("Executive"). Certain capitalized terms are defined in Section 6.1 of this Agreement.

      It is hereby agreed as follows:

                                    ARTICLE I

                                 DUTIES AND TERM

      1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company shall employ Executive, and Executive shall enter and remain in the employ of the Company, upon the terms and subject to the conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 1.3 hereof (the "Employment Period").

      1.2 Position and Responsibilities.

            (a) During the Employment Period, Executive shall serve as Executive Vice President and Chief Financial Officer of the Company (or in a capacity of substantially equivalent stature and responsibility), reporting directly to the Chief Executive Officer of the Company, and shall have the normal duties, responsibilities and authority of a person occupying such a position in a public company of comparable size, subject to the authority of the board of directors of the Company (the "Board"). Executive agrees to perform services commensurate with his position as shall from time to time be assigned to him by the Chief Executive Officer or the Board.

            (b) During the Employment Period, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided that Executive shall be entitled to (i) become a board member of one or more for profit organizations so long as such memberships do not breach Section 5.2 below, or, in the aggregate, materially interfere with Executive's performance of his duties hereunder and is approved by the Board in its sole discretion; (ii) maintain or increase his involvement in charitable organizations (so long as such involvement does not materially interfere with Executive's performance of his duties hereunder); and
(iii) make passive investments in other entities.

      1.3 Term. The term of Executive's employment under this Agreement shall commence on July 22, 1996 and shall continue until December 31, 1999 (the "Original Term"), unless renewed by the mutual written agreement of the Company and Executive (each such additional period, a "Renewal Term") or unless terminated earlier as provided in Article III hereof in which case the Employment Period shall be deemed terminated.

      1.4 Location. During the Employment Period, Executive shall not be required, except with his prior written consent, to relocate his principal place of employment outside of the New York City metropolitan area.

                                   ARTICLE II

                                  COMPENSATION

      In full consideration for all services rendered by Executive in any capacity during the Employment Period, including, without limitation, services as a director, officer or member of any committee of the Board or of the board of directors of any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

      2.1 Base Salary. The Company shall pay to Executive an annual base salary at the rate of not less that $275,000 (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's customary payroll practices. The Base Salary shall be reviewed annually by the Board or a committee designated by the Board, and the Board or such committee may, in its sole discretion, increase (but not decrease) the Base Salary.

      2.2 Bonus Payments. Not later than the commencement of the Original Term, Executive shall receive an immediate signing bonus equal to $100,000. In addition, during the Employment Period, Executive shall be eligible to receive an annual target bonus of not less than 45 percent of Base Salary, the actual amount of which shall be determined in accordance with the criteria and procedures of the Company applicable to other Senior Executives (as such term is defined in Section 6.1 hereof). If Executive is not employed by the Company for the entire fiscal year he shall be eligible to receive a pro-rated portion of the annual bonus for such fiscal year, based on the number of days employed or such other basis as is reasonably determined by the Board. Executive shall be eligible to receive the bonus payable for the 1999 fiscal year or for the last year of any Renewal Term even if such Original Term or Renewal Term is not renewed.

      2.3 Stock Options. Executive shall be entitled to an immediate grant of "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) for 55,000 shares of Common Stock pursuant to the Company's Long-Term Incentive Plan for Key Employees (the "Incentive Plan"), which grant shall, except as specifically provided herein, be on terms required by the Incentive Plan and otherwise


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

substantially identical to those governing stock options hitherto granted by the Company to other Senior Executives. In addition, Executive shall be entitled, at the Company's election, to either (i) an annual grant under the Incentive Plan (or successor plan) of stock options for not less than 20,000 shares of Common Stock in each of the calendar years 1996, 1997, and 1998, which grants shall, except as specifically provided herein, be on terms identical to those granted to other Senior Executives or, if no such stock options are granted to such Senior Executives, then on terms identical to those governing the stock options granted to Executive upon the commencement of his employment with the Company, as described above in this paragraph, or (ii) if and to the extent stock options for fewer than 20,000 shares of Common Stock are granted to Executive during any of calendar years 1996, 1997, or 1998, then cash or other compensation having value equal to the difference between the value of stock options for 20,000 shares of Common Stock and the value of any stock options actually granted in such fiscal year, if any, as determined as of the time of grant (or when stock option grants would normally be made if none are made in such fiscal year) by the Compensation and Nominating Committee of the Board (the "Compensation Committee") in good faith. The Compensation Committee shall promptly notify Executive of its determination and the basis therefore in writing, and if the Executive disagrees with such determination, the Executive shall notify (in writing) the Compensation Committee thereof within 30 days of receipt of the Compensation Committee notice. Any stock options granted to Executive which remain outstanding after the Original Term and any Renewal Term will continue to provide for accelerated vesting and post-employment exercise periods on the same basis as provided herein.

      If Executive timely notifies the Company of his disagreement with the value of the applicable award as determined by the Compensation Committee pursuant to the second preceding sentence, the matter shall be submitted for resolution to a independent third party valuator experienced in valuing stock options of similarly situated companies whose selection shall be made by the Executive from a list of 5 recognized independent valuators, none of whom bave performed any services for the Company for the immediately preceding 24 months provided by the Compensation Committee. The determination of such valuator shall be binding on all parties. The Company shall pay the costs of the valuator, except that Executive shall pay for up to the first $10,000 of cost of the valuator in the event the Valuator's valuation is not at least five percent (5%) higher than that determined initially by the Compensation Committee.

      2.4 Additional Benefits. Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, pension, profit-sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and group disability benefits, travel or accident insurance plans) and to receive other benefits, such as dues and fees of professional organizations and associations, which are from time to time available to the Company's executive personnel; provided, however, there shall be no duplication of termination or severance benefits and to the extent that such benefits are specifically provided by the Company to Executive under other provisions of this Agreement, the benefits available under the foregoing plans and


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

programs shall be reduced by any benefit amounts paid under such other provisions.

      2.5 Reimbursement of Business Expenses. The Company shall pay, or reimburse Executive for, all reasonable ordinary and necessary business expenses incurred by Executive in performing his obligations under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

      2.6 Vacations. Executive shall be entitled to the number of business days, excluding Company holidays, of paid vacation during each year of employment hereunder commensurate with the vacation benefits accorded to other Senior Executives of the Company.

                                   ARTICLE III

                            TERMINATION OF EMPLOYMENT

      3.1 Death of Executive. The Employment Period shall automatically terminate upon the death of Executive.

      3.2 By Executive. Executive shall be entitled to terminate the Employment Period by giving Notice of Termination to the Company at any time with or without Good Reason.

      3.3 By the Company. The Company shall be entitled in its sole discretion to terminate the Employment Period under this Agreement by giving Notice of Termination to Executive:

            (a)   in the event of Executive's Total Disability;

            (b)   for Cause; and

            (c)   at any time without Cause.

                                   ARTICLE IV

               COMPENSATION UPON TERMINATION OF EMPLOYMENT PERIOD

      If the Employment Period is terminated in accordance with the provisions of Article III hereof, except for any other rights or benefits specifically provided for herein following the Employment Period, the Company shall be obligated to provide compensation and benefits to Executive only as follows, subject to the provisions of Section 5.4 hereof:


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

      4.1 Upon Termination for Death. If the Employment Period is terminated by reason of Executive's death, the Company shall:

            (a) pay Executive's Representative any Base Salary which has accrued but not been paid as of the Termination Date (as defined in Section 4.6) (the "Accrued Base Salary");

            (b) pay Executive's Representative for unused vacation days accrued as of the Termination Date (the "Accrued Vacation Payment");

            (c) reimburse Executive's Representative for expenses incurred by him prior to the Termination Date which are subject to reimbursement pursuant to this Agreement (the "Accrued Reimbursable Expenses");

            (d) provide to Executive's Representative any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the "Accrued Benefits"), together with any benefits required to be paid or provided in the event of Executive's death under applicable law;

            (e) pay Executive's Representative any annual bonus with respect to a prior fiscal year which has accrued but has not been paid, if any, and a pro-rated annual bonus based on the current fiscal year's target bonus, determined as described in Section 2.2 and adjusted for the period of time from the beginning of the then current fiscal year to the Termination Date;

            (f) permit Executive's Representative to exercise all stock options previously granted (whether or not exercisable as of the Termination Date) at any time for the remainder of the original terms of the options as set forth in the applicable stock option agreements, and provide Executive's Representative with equivalent value pursuant to Section 2.3(ii) for any of the ungranted options referred to therein at the Termination Date (such ungranted options shall be deemed to have the same terms as the options most recently granted to Executive, provided, however, that the exercise price of such ungranted options shall be deemed to be the fair market value of the Common Stock on the Termination Date); and

            (g) permit Executive's dependents to elect continuation medical coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and for a period of twelve
(12) months from the Termination Date pay the applicable premium for such coverage. In the event the period of COBRA coverage paid by the Company under this Section 4.1(g) shall be less than the period mandated under applicable provisions of COBRA, Executive's dependents shall be entitled to elect to continue coverage at his or her own expense for the remainder of the COBRA continuation period.


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

      4.2 Upon Termination for Disability. If the Employment Period is terminated by reason of Executive's Total Disability, the Company shall:

            (a)   pay Executive the Accrued Base Salary;

            (b)   pay Executive the Accrued Vacation Payment;

            (c)   pay Executive the Accrued Reimbursable Expenses;

            (d) pay Executive the Accrued Benefits, together with any benefits required to be paid under applicable law, in the event of Executive's Total Disability;

            (e) pay Executive any annual bonus with respect to a prior fiscal year which has accrued but has not been paid, if any;

            (f) pay Executive for a period of twelve (12) months from his Termination Date, his Base Salary, provided however, that such amounts shall be offset by any amounts payable under the Company's short-term or long-term disability plans;

            (g) pay Executive a pro-rated annual bonus based on the current fiscal year's target bonus determined as described in Section 2.2 and adjusted for the period of time from the beginning of the then current fiscal year to the Termination Date;

            (h) permit Executive to elect continuation medical coverage in accordance with the requirements of COBRA for him and his dependents, and for a period of 12 months from the Termination Date pay the applicable premium for such coverage, except that Executive shall continue to pay the applicable premium Executive would pay if he continued as an active employee of the Company. In the event the period of COBRA coverage paid by the Company under this Section 4.2(h) shall be less than the period mandated under applicable provisions of COBRA, Executive and his dependents shall be entitled to elect to continue coverage at his or her own expense for the remainder of the COBRA continuation period; and

            (i) permit Executive to exercise all stock options previously granted (whether or not exercisable as of the Termination Date) at any time for the remainder of the original terms of the options as set forth in the stock option agreements, and provide Executive with equivalent value pursuant to
Section 2.3(ii) for any of the ungranted options referred to therein at the Termination Date (such ungranted options shall be deemed to have the same terms as the options most recently granted to Executive, provided, however, that the exercise price of such ungranted options shall be deemed to be the fair market value of the Common Stock on the Termination Date).

      4.3 Upon Termination by the Company for Cause or by Executive Without Good Reason. If the Employment Period is terminated by the Company for Cause (other than


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

circumstances where Section 4.5 is applicable) or by Executive other than (i) upon Executive's death or Total Disability, or (ii) with Good Reason, the Company shall:

            (a)   pay Executive the Accrued Base Salary;

            (b)   pay Executive the Accrued Vacation Payment;

            (c)   pay Executive the Accrued Reimbursable Expenses; and

            (d) pay Executive the Accrued Benefits, together with any additional benefits required to be paid or provided under applicable law.

      4.4 Upon Termination by the Company Without Cause or by Executive With Good Reason. If the Employment Period is terminated by the Company without Cause or by Executive with Good Reason, the Company shall:

            (a)   pay Executive the Accrued Base Salary;

            (b)   pay Executive the Accrued Vacation Payment;

            (c)   pay Executive the Accrued Reimbursable Expenses;

            (d) pay Executive the Accrued Benefits, together with any additional benefits required to be paid or provided under applicable law;

            (e) pay Executive any annual bonus payments which have accrued but not been paid as of the Termination Date;

            (f) pay Executive the Base Salary (as in effect on the Termination
Date) for the greater of (i) the period commencing on the Termination Date and ending at the conclusion of the Original Term or Renewal Term during which the Termination Date shall have occurred, or (ii) twelve (12) months from the Termination Date, which salary shall be payable in the sole discretion of the Company either in regular installments as determined by the Company (but not less often than monthly) or in one lump sum;

            (g) pay Executive a pro-rated annual bonus based on the current fiscal year's target bonus determined as described in Section 2.2 and adjusted for the period of time from the beginning of the then current fiscal year to the Termination Date;

            (h) permit Executive to elect continuation medical coverage for him and his dependents in accordance with the requirements of COBRA, and for a period beginning on the Termination Date and ending on the earliest of (i) eighteen (18) months thereafter, (ii) such time as Executive becomes covered under another group medical plan, or (iii) the later of (x) the end of the Original Term or the Renewal Term in which the Termination Date


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

occurs, or (y) twelve (12) months from the Termination Date, pay the applicable premium for such coverage, except that Executive shall continue to pay the applicable premium Executive would pay if he continued as an active employee of the Company. In the event the period of COBRA coverage paid by the Company under this Section 4.4(h) shall be less than the period mandated under applicable provisions of COBRA, Executive and his dependents shall be entitled to elect to continue coverage at Executive's own expense for the remainder of the COBRA continuation period; and

            (i) permit Executive to exercise all stock options previously granted (whether or not exercisable as of the Termination Date) at any time for the remainder of the original terms of the options as set forth in the stock option agreements, and provide Executive with equivalent value pursuant to
Section 2.3(ii) for any of the ungranted options referred to therein at the Termination Date (such ungranted options shall be deemed to have the same terms as the options most recently granted to Executive, provided, however, that the exercise price of such ungranted options shall be deemed to be the fair market value of the Common Stock on the Termination Date).

      The foregoing provisions notwithstanding, Executive shall not be entitled to any amounts payable under Sections 4.4(f), (g) and (h) after a material breach of the provisions of Sections 5.1 or 5.2 hereof; provided, however, that no breach shall be deemed to exist unless the Company shall have given prior notice to Executive specifying the breach and, within ten (10) days after such notice, Executive shall not have cured or eliminated the breach, and provided further that the Company shall be entitled to suspend all payments during such ten (10) day (or lesser) period but shall promptly pay all withheld amounts in the event of and upon the timely cure or elimination of the breach.

      Except as provided in the preceding paragraph in the event of a termination of the Employment Period pursuant to this Section 4.4 or Section 4.5, the Company shall not have the right to set-off and apply any amount then due and payable to Executive under Section 4.4 against any other amount then due and owing by Executive to the Company and Executive shall not be required to mitigate the amount of any such payment by seeking employment or otherwise, nor shall any such payment be off-set by any amounts paid to Executive in connection with any future employment of Executive.

      4.5 Upon Termination by the Company Following a Change of Control. If within a twelve (12) month period following a Change of Control the Employment Period is terminated by the Company with or without Cause, the Company shall make the payments and provide to Executive the benefits under Section 4.4. Nothing contained in this Section 4.5 shall limit Executive's rights under Sections 4.1, 4.2, and 4.4 herein before or after a Change of Control.

      4.6 Notice of Termination. Any termination of the Employment Period by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto. Executive's date of termination (the "Termination

Date") shall be the date specified in the Notice of Termination or in any other case the date upon which Executive ceases to perform services for the Company. It is understood that a notice that the Employment Period will not be extended shall not constitute termination of the Employment Period under Article III hereof.

                                    ARTICLE V

                              RESTRICTIVE COVENANTS

      5.1 Confidentiality.

            (a) Executive shall hold in strictest confidence, and not disclose to any Person or use without the prior written consent of the Company, any and all of the Company's "Proprietary Information," as defined in subparagraph (c) below, except to the extent Executive acting in good faith deems such disclosure advisable in connection with his employment hereunder or such disclosure is required pursuant to legal process, provided, however, that in the case of legal process, Executive shall give the Company prompt written notice thereof so that the Company, if it desires, can seek a protective order. This covenant and agreement shall survive the Employment Period, so long as such information and data shall remain "Proprietary Information."

            (b) Upon expiration or termination of the Employment Period for any reason, Executive shall immediately deliver to the Company any "Proprietary Information." Executive shall have no right to retain any copies of any material qualifying as "Proprietary Information" for any reason whatsoever after expiration or termination of the Employment Period without the prior written consent of the Company.

            (c) For purposes of this Agreement, "Proprietary Information" means the information, observations, know-how and data obtained by Executive during his service as a director of the Company or during the Employment Period concerning the business or affairs of the Company or any subsidiary, including, but not limited to, the following: the type of services being provided or offered by the Company to clients or customers or potential clients or customers of the Company or its affiliates; the identity of the clients or customers of the Company or its affiliates; any financial or other information supplied by clients or customers of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods, or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents, manuals, records, forms, or other materials used by the Company or its affiliates in the conduct of their business; any descriptive materials describing the methods and procedures employed by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company's or its affiliates' business or affairs. The terms "list," "document" or their equivalents, as used in this subparagraph (c), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the "list" or "document," whether or not such compilation is for computer-use format or has been reduced to writing. The foregoing notwithstanding, "Proprietary Information" shall not include any information which (i) is or becomes publicly available through no act or omission of Executive in violation of this Agreement or any other duty which Executive owes to the Company or (ii) becomes independently available to Executive as a matter of right from a third party. If only a portion of the "Proprietary Information" is or becomes publicly available, then only that portion shall not be "Proprietary Information" hereunder.

      5.2 Competition.

            (a) Executive acknowledges that (i) he is being engaged to serve as Executive Vice President and Chief Financial Officer of the Company and in such capacity he will be a representative of the Company with respect to clients and potential clients of the Company; (ii) he has had and will continue to have access to confidential information about the Company, its affiliates, and their clients and that "Proprietary Information" acquired by him at the expense of the Company is for use in its business; and (iii) he has substantial experience in the financial products and services industry and possesses special, unique, extraordinary skills, and knowledge in this field. Accordingly, during the Employment Period and the Non-Competition Period, Executive shall not:

                  (i) directly or materially indirectly, be employed in, consult to, have an interest in or otherwise be involved with any business competing with any Business of the Company, provided the foregoing shall not prevent Executive from (x) having passive investments in companies representing not in excess of two percent (2%) of the outstanding equity securities of each such company (including without limitation under compensatory equity programs of employing entities), (y) being employed by, consulting to or otherwise being involved with any portion of an entity that is not the portion competing with the Business of the Company, or (z) providing banking or investment banking services to any entity whatsoever; or

                  (ii) directly or indirectly solicit any business of a nature that is competitive with any Business from any Person that obtained products or services from the Company or any subsidiary or affiliate of the Company at any time during the last three (3) years of his employment with the Company, or in any way interfere with the relationship between any such Person and the Company or any subsidiary or affiliate thereof; or

                  (iii) directly or indirectly employ or offer to employ, directly or indirectly solicit, or cause the solicitation of, any employees of the Company or any subsidiary or affiliate thereof who are in the employ of the Company or any subsidiary or affiliate thereof on the Termination Date of his employment hereunder for employment by others, or in any way interfere with the relationship of the Company or any subsidiary or affiliate thereof, provided the foregoing shall not prevent Executive from providing references upon request so long as he is not


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

      associated with the entity to which he is providing the reference.

            (b) Executive expressly agrees and acknowledges that:

                  (i) the Company has protected business interests and that competition with and against such business interests would be harmful to the Company;

                  (ii) this covenant not to compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

                  (iii) the general public will not be harmed as a result of enforcement of this covenant not to compete;

                  (iv) his personal legal counsel has reviewed this covenant not to compete;

                  (v) he understands and hereby agrees to each and every term and condition of this covenant not to compete (including, without limitation, the provisions of Section 5.3); and

                  (vi) the covenant not to compete shall be in addition to, and not in substitution for, any obligations created or imposed by common or statutory law.

      5.3 Remedies. Executive expressly agrees and acknowledges that this covenant not to compete is necessary for the protection of the Company and its subsidiaries and affiliates because of the nature and scope of their business and his position with the Company. Further, Executive acknowledges that any breach of this covenant not to compete would result in irreparable damage to the Company, and in the event of a breach or threatened breach of this covenant not to compete, money damages will not sufficiently compensate the Company for its injury caused thereby, and that the remedy at law for any breach or threatened breach of Sections 5.1 or 5.2 will be inadequate and, accordingly agrees, that
(i) the Company may, in addition and supplementary to all other available rights and remedies (including, without limitation, seeking such damages as it can show it has sustained by reason of such breach), apply to any court of law or equity of competent jurisdiction for specific performance, a temporary, preliminary and final injunction or other relief in order to enforce or prevent any violation of this covenant not to compete, and (ii) in addition to such money damages, Executive may be restrained and enjoined from any continuing breach of this covenant not to compete without any bond or other security being required of any court.


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

      5.4 Representations and Warranties.

            (a) By Executive. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (ii) except as set forth in the letter from Executive dated and delivered to the Company on or prior to the date first set forth above (the "Letter"), Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement; and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

            (b) By the Company. The Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound; (ii) the Company will not cause Executive to breach any employment agreement, noncompete agreement or confidentiality agreement set forth in the Letter; (iii) upon the execution of this Agreement by Executive, this Agreement shall be valid and binding obligation of the Company, enforceable in accordance with its terms.

                                   ARTICLE VI

                                  MISCELLANEOUS

      6.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

            (a)   "AAA" - as defined in Section 2.3;

            (b)   "Accrued Base Salary" - as defined in Section 4.1(a);

            (c)   "Accrued Benefits" - as defined in Section 4.1(d);

            (d)   "Accrued Reimbursable Expenses" - as defined in Section
                  4.1(c);

            (e)   "Accrued Vacation Payment" - as defined in Section 4.1(b);

            (f)   "Base Salary" - as defined in Section 2.1;

            (g)   "Board" shall mean the Board of Directors of the Company;


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

            (h) "Business" shall mean any line of business from which the Company and its subsidiaries taken as a whole (i) derived ten percent (10%) or more of consolidated revenues for the immediately preceding four fiscal quarters prior to the termination of the Employment Period or (ii) reasonably anticipate, based on significant prior effort and marketing analysis, deriving ten percent (10%) or more of consolidated revenues for the four fiscal quarters following the termination of the Employment Period, and of which, in the case of (ii), the Company gives Executive written notice within ten (10) days after such termination. Notwithstanding the foregoing, Business shall not include any Business of the Company and its subsidiaries which becomes part of the Company, a subsidiary or a new subsidiary primarily as a result of a Change of Control (other than in connection with the commencement of any new business).

            (i) "Cause" shall mean the occurrence of any of the following:

                  (i) Executive's gross negligence which is materially injurious to the Company and its subsidiaries taken as a whole or willful misconduct which is injurious to the Company or any of its subsidiaries;

                  (ii) Executive's commission of any act involving dishonesty, breach of fiduciary duty or fraud with respect to the Company or any of its subsidiaries; provided, however, that any disputes arising out of
      Section 2.5 of this Agreement resulting from actions taken by Executive in good faith shall not constitute Cause;

                  (iii) Executive's conviction for, or plea of nolo contendere to, a felony (other than a traffic violation not involving third-party personal injury); or

                  (iv) the material failure or refusal by Executive to perform the duties required of him by this Agreement which failure or refusal is not cured within twenty (20) days after written notice thereof from the Company is received by Executive.

            (j) "Change of Control" shall be deemed to have occurred if, (i) any Person becomes the beneficial owner, directly or indirectly of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company, (ii) there shall occur the sale or other transfer of all or substantially all of the assets of the Company to a Person who is not an affiliate of the Company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) there occurs a merger, consolidation, reorganization or other business combination of the Company in which the Company is not the surviving entity other than one intended to reincorporate the Company in another jurisdiction, and (iv) the persons who were directors of the Company prior to any cash tender offer or exchange offer, merger reorganization or other business combination, sale of assets, contested or other election of directors of the Company, or any combination of the foregoing transactions cease to constitute at least two-thirds of the Board following any of such transactions.

            (k) "Common Stock" shall mean shares of the common stock, par value $.10 per share, of the Company;

            (l) "Compensation Committee" - as defined in Section 2.3;

            (m) "Employment Period" - as defined in Section 1.1;

            (n) "Expiration" shall mean the expiration of the Employment Period in accordance with Section 1.3;

            (o) "Good Reason" shall mean the occurrence of any of the following:

                  (i) Executive's Base Salary is reduced by the Company or there is a material reduction in the benefits that are in effect for Executive in accordance with Section 2.4 (unless such reduction is pursuant to a uniform reduction in benefits for Senior Executives) or a material diminution of Executive's title, authority or management responsibilities;

                  (ii) Except with Executive's prior written consent, relocation of Executive's principal place of employment to a location outside of the New York City metropolitan area or to an office other than the Company's primary office; or

                  (iii) Other material breach of this Agreement by the Company which breach is not cured within twenty (20) days after written notice thereof from Executive is received by the Company.

            (p) "Incentive Plan" - as defined in Section 2.3.

            (q) "Letter" - as defined in Section 5.4(a).

            (r) "Non-Competition Period" shall mean that period which shall commence on the termination of the Employment Period and shall expire at the end of the Original Term or, if in a Renewal Term, the end of the Renewal Term, provided that if the termination shall have occurred pursuant to Section 4.4 or 4.5, the "Non-Competition Period" shall continue to the end of the period for which the Base Salary is paid pursuant to Section 4.4(f); provided that the otherwise applicable date referred to in the preceding clause shall be automatically extended by such number of days, if any, as Executive shall be in breach of Section 5.2. In the event that the Original Term or any Renewal Term expires while Executive is employed without being renewed, there shall thereafter be no Non-Competition Period.

            (s) "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the

Employment Period under the provision so indicated. Any Notice of Termination shall be delivered at least three (3) days prior to the effective Termination Date;

            (t) "Original Term" - as defined in Section 1.3;

            (u) "Person" shall mean an individual, corporation, partnership, limited liability company, association, joint venture, joint stock company, trust, unincorporated organization, governmental entity (or any department, agency or political subdivision thereof) or other entity;

            (v) "Proprietary Information" - as defined in Section 5.1(c);

            (w) "Renewal Term" - as defined in Section 1.3;

            (x) "Representative" shall mean Executive's designated beneficiaries as set forth by Executive in accordance with, or as provided under the terms of, any applicable Company plan or arrangement (or, if there is no such provision in a plan or arrangement, as designated by Executive in writing), or if no such designation exists, Executive's estate.

            (y) "Senior Executives" shall mean the five most highly compensated executive officers of the Company determined in accordance with the rules and regulations of the Securities and Exchange Commission under the Exchange Act;

            (z) "Termination" shall mean the termination of Executive's employment hereunder other than upon expiration of the Original Term or a Renewal Term;

            (aa) "Termination Date" - as defined in Section 4.5.

            (bb) "Total Disability" shall mean Executive's inability, due to illness, accident, injury, physical or mental capacity or other disability, to carry out effectively his duties and obligations to the Company hereunder or to participate effectively and actively in the management of the Company for a period of 90 consecutive days or 120 days within 240 consecutive days or he shall be certified as permanently disabled (in a manner that he will not be able to effectively perform his duties and obligations to the Company) by a qualified physician jointly selected by Executive and the Company acting in good faith who shall have conducted such examination of Executive as he deems necessary.

            (cc) "Valuator" - as defined in Section 2.3.

      6.2 Dispute Resolution.

            (a) Except in the event of a breach or threatened breach of Article V hereof, the parties shall resolve through negotiation and then arbitration any dispute arising under the terms of this Agreement.

            (b) Any dispute described in Section 6.2(a) which cannot be resolved by Executive and the Company by negotiation conducted in good faith shall be submitted to binding arbitration in New York City in accordance with New York law and the rules and procedures of the American Arbitration Association, except for an action for temporary, preliminary or final injunctive relief. The determination of the arbitrator shall be conclusive and binding on the parties and judgment shall be entered on the award as determined by the arbitrator in any court of competent jurisdiction. The Arbitrator may include in this award an order for injunctive relief; provided however, that the arbitrator may not include in this award any punitive, exemplary, incidental, consequential or special damages or fashion any remedy except as expressly provided in this Agreement. The Company and Executive shall each bear their own costs and expenses incurred in connection with any arbitration under this Agreement (including but not limited to their own attorneys' fees and expenses), and the parties shall split evenly the cost of the arbitrator; provided, however, that if the arbitrator finds that the Company breached the Agreement by withholding payments to Executive required thereunder in bad faith, Executive shall be entitled to be reimbursed by the Company for the cost of the arbitrator and reasonable attorney's fees and costs incurred by Executive.

      6.3 Assignment. Neither this Agreement nor any of the rights of the parties hereunder may be assigned or transferred by either party hereto without the prior written consent of the other party, except that if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all of its assets to, another partnership, corporation or other Person which assumes the Company's obligations under this Agreement, may assign its rights and obligations hereunder to such transferee; provided, however, that such assignment is in writing and a copy of such is delivered to Executive. Any attempted assignment or transfer of this Agreement in violation of this Section
6.3 shall be void.

      6.4 Successors; Binding Ageement. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees and by the Company and its successors and assigns.

      6.5 Modification; No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

      6.6 Complete Agreement. This Agreement (together with any exhibits or schedules incorporated as a part hereof and any other documents expressly referred to herein) constitutes the complete agreement and understanding between the parties hereto, and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

      6.7 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. In addition, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (i) this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and (ii) such invalidity, illegality or unenforceability not affect any other provision or any other jurisdiction.

      6.8 Blue-Pencilling. If any court determines that any covenant contained in this Agreement, including, without limitation, the non-compete covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provisions, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in the reduced form, such provision shall then be enforceable and shall be enforced.

      6.9 Withholding. This Company may withhold from any payments or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any applicable law or governmental rule or regulation.

      6.10 Counterparts. This Agreement may be executed in separate counterparts, none of which needs to contain the signature of more than one party, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      6.11 Indemnification. The Company shall, and it hereby does, indemnify Executive and hold Executive free and harmless, to the maximum extent provided for in the Company's By-Laws. Executive shall be entitled to be covered by any liability insurance policy, in accordance with its terms, to the maximum extent of coverage provided for any officer, director or employee which may be maintained by the Company during the period of his employment and, thereafter, with regard to matters occurring during his Employment Period.

      6.12 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by the laws of the State of New York, without giving effect to conflict of laws.

      6.13 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail

(return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient party thereof at the following addresses:

                    If to the Company, to it at;

                    Enhance Financial Services Group Inc.
                    335 Madison Avenue
                    25th Floor
                    New York, New York 10017-4605
                    Attn: Chief Executive Officer

                    If to Executive, to him at:

                    Arthur Dubroff
                    8 Devore Drive
                    West Orange, NJ 07052-3411

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when personally delivered or, if mailed, three (3) days after deposit in the U.S. mail or, if sent by reputable overnight courier, one day after delivery to such overnight courier.


                                           Company:

                                           ENHANCE FINANCIAL SERVICES GROUP
                                           INC.


                                           By: /s/ Daniel Gross
                                               --------------------------------
                                               Daniel Gross
                                               President and Chief Executive
                                                Officer



                                           Executive:

                                           ARTHUR DUBROFF


                                           /s/ Arthur Dubroff
                                           ------------------------------------